Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) constitutes the full and mutual resolution by and between Matthew Shatzkes (“Employee”) on the one hand, and Aditxt, Inc. (“Employer”) on the other. Terms not otherwise defined herein shall the meanings ascribed to them in the Executive Agreement (as defined below).

RECITALS

The following recitals are hereby incorporated into the Agreement:

WHEREAS, Employee and Employer entered into an Executive Agreement effective as of January 17, 2022 (the “Executive Agreement”) pursuant to which Employee agreed to serve as the Chief Legal Officer and General Counsel of Employer;

WHEREAS, the Executive Agreement provided the material terms for Employee’s employment with Employer, including, but limited to, the terms relating to compensation, benefits, and different grounds and forms for termination of the Executive Agreement;

WHEREAS, Employer materially breached the Executive Agreement by, among other things, failing to pay certain wages (both Base Compensation and a Subsequent Quarterly Bonus, as those terms are defined in the Executive Agreement) to Employee and ending certain benefits;

WHEREAS, Employee provided notice of breach of the Executive Agreement to Employer on July 3, 2023 and provided Employer with the requisite opportunity to cure such breaches;

WHEREAS, Employer failed to cure the breaches and Employee terminated the Executive Agreement for Good Reason (as defined in the Executive Agreement) on July 21, 2023, except for the provisions of the Executive Agreement that are intended to survive the termination of the Executive Agreement, which remain in full force and effect in accordance with the terms set forth therein;

WHEREAS, despite Employee not being required to provide any additional services to Employer under the Executive Agreement following July 21, 2023, Employer has requested that Employee, without waiving any of Employee’s rights, remedies or entitlements under the Executive Agreement, this Agreement, equity or at law and as a courtesy to Employer, continue to provide services to Employer pursuant to the Executive Agreement, through August 4, 2023 (the “Termination Date”); and

WHEREAS, Employee agrees to provide such services to Employer, pursuant to the terms set forth herein.

NOW, THEREFORE, in consideration of and in exchange for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties, the parties agree as follows:

AGREEMENT

1.	Amounts Payable Following Termination Date. No later than seven (7) calendar days after the Termination Date, Employer shall pay to Employee: (i) one hundred twenty- two thousand, two hundred ninety-two dollars and 32/100 ($122,292.32), representing all accrued salary and wages (inclusive of Base Compensation and earned Subsequent Quarterly Bonus amounts, as those terms are defined in the Executive Agreement), less applicable deductions, through the Termination Date; and (ii) thirty-two thousand five hundred seventy-five dollars and 84/100 ($32,575.84), less applicable deductions, representing Employee’s accrued, but unused paid time off as of the Termination Date, which was one hundred seventy six (176) hours. Employee acknowledges that he has been reimbursed for all business expenses in accordance with Employer’s policy as of the Termination Date. Employee agrees that, except as otherwise set forth herein, Employee is not entitled to and will not seek any further consideration, including, but not limited to, any wages, vacation pay, sick pay, disability pay, bonus, compensation, profit sharing contributions, restricted stock, stock options, incentive payments or payment or benefit from the Released Parties (as defined in Section 4 of this Agreement) other than that to which Employee is entitled pursuant to this Agreement and/or the Executive Agreement, as applicable. For the avoidance of doubt: (i) nothing in this Agreement will modify, waive, or otherwise affect vested and accrued benefits, if any, under the Employer benefit plans; (ii) nothing in this Agreement will modify, waive, or otherwise affect any rights, claims or entitlements Employee has under the Executive Agreement; and (iii) the parties acknowledge that the Executive Agreement has been terminated for Good Reason by Employee as of July 21, 2023 and the provisions of the Executive Agreement intended to survive the termination of the Executive Agreement shall remain in full force and effect in accordance with the terms set forth therein.

2.	Consideration in Support of Release. In exchange for Employee’s execution and non-revocation of this Agreement within sixty (60) days of the Termination Date and in exchange for the other obligations that Employee owes to Employer under this Agreement, Employer agrees as follows:

(a)	Employer agrees to pay Employee the total amount of three hundred and eighty-five thousand dollars ($385,000.00), less applicable deductions, representing twelve (12) months of Employee’s Base Compensation, as that term is defined in the Executive Agreement. Such amount shall be paid in one lump sum on the sixtieth ( 60th) day following the Termination Date

(b)	Employer agrees to pay Employee the total amount of two hundred and ninety thousand dollars ($290,000.00), less applicable deductions, representing Employee’s Subsequent Year Minimum Bonus, as that term is defined in the Executive Agreement. Such amount shall be paid in one lump sum on the sixtieth (60th) day following the Termination Date;

(c)	Following the Termination Date, if Employee elects to receive benefits pursuant to COBRA, Employer agrees to reimburse Employee’s COBRA premium for a period of twelve (12) months; and

(d)	Employer hereby agrees to cause any Restricted Stock Units granted under the Aditxt, Inc. 2021 Omnibus Equity Incentive Plan pursuant to that certain Restricted Stock Unit Award Grant Notice and Award Agreement entered into as of January 28, 2022, by and between Employee and Employer, that are outstanding and unvested as of the Termination Date, to immediately vest as of the Termination Date.

3.	Return of Property. No later than five (5) calendar days after the Termination Date, Employee shall deliver to Employer, at Employer’s sole cost and expense, all copies of data, information and files of Employer, including, without limitation, all documents, correspondence, notebooks, reports, computer programs, names, lists, and all other materials and copies thereof (including computer discs or other electronic media) relating in any way to Employer’s business and/or its affiliates in any way obtained by Employee during Employee’s period of employment with the Employer. Employer shall deliver to Employee a list of tangible property belonging to Employer to be returned by Employee. No later than five (5) business days after the Termination Date, Employee shall deliver to Employer, at the Employer’s sole expense, such tangible property belonging to, leased or licensed to Employer and/or its affiliates in Employee’s possession. Employer shall provide Employee with all shipping instructions, materials and labels, to fulfil this obligation of the Employee.

4.	Release of Claims.

(a)	In consideration of the payments and benefits and obligations to Employee provided herein, Employee, individually and for Employee’s heirs, successors, administrators and assigns, hereby waives, releases, and covenants not to sue Employer and/or its parent companies, sister companies, subsidiaries, and/or any of its other affiliated companies, and/or any of its/their insurers, and/or any of its/their successors, assigns, and/or any of its/their current or former employees, agents, officers, attorneys, directors, or partners (Employer and such other entities and persons being referred to as the “Released Parties”) with respect to any and all known and unknown claims, damages, charges of discrimination, demands, losses, liabilities and causes of action, of any type that Employee may have against the Released Parties, which arose or occurred on or before the date the Employee executes this Agreement. This general release of all claims by Employee against the Released Parties includes any claims in connection with or arising from Employee’s employment with, or separation of employment from, Employer, whether or not currently known to Employee or suspected to exist at the time of execution hereof, subject to Sections 4 and 15. Without limitation of the foregoing general release, Employee expressly acknowledges that this release by Employee specifically includes, but is not limited to, a waiver and release by Employee of the Released Parties for all claims arising on or before the date this Agreement is executed by Employee for any alleged violation by Employer or any of the Released Parties of any federal, state, or local statutes, ordinances, or common laws, including but not limited to Title VII of the Civil Rights Acts of 1964 as amended, the Civil Rights Act of 1870, the Americans with Disabilities Act of 1990 as amended, the Americans with Disabilities Act Amendments Act of 2008, the Rehabilitation Act, the Occupational Safety and Health Act, the Age Discrimination in Employment Act as amended, the Older Workers Benefit Protection Act, the National Labor Relations Act, the Fair Labor Standards Act of 1938 as amended by the Equal Pay Act of 1963, the Uniformed Services Employment and Reemployment Rights Act, the Worker Adjustment and Retraining Notification Act, the Lilly Ledbetter Fair Pay Act of 2009, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Fair Credit Reporting Act, the Civil Rights Act of 1991, the Genetic Information Nondiscrimination Act of 2008, the New York State Human Rights Law, the New York City Human Rights Law, the New York Labor Law, the New York Wage Theft Prevention Act, the New York False Claims Act, the New York State Finance Law § 187 et seq., the Virginia Human Rights Act - Va. Code § 2.2-3900 et seq., any regulations thereunder, and any human rights law of any Virginia county or municipality, the Virginia Values Act, the Virginia Ban the Box law - Va. Code § 19.2-389.3; Virginia Statutory Provisions Regarding Retaliation/Discrimination for exercising rights under the Workers’ Compensation Act - Va. Code§ 65.2-308(A) and (B), the Virginia Equal Pay Act - Va. Code § 40.1-28.6, the Virginians With Disabilities Act - Va. Code § 51.5-1 et seq., Virginia statutory provisions regarding AIDS testing - Va. Code Ann. §32.1-36.1, Virginia statutory provisions regarding wage payments - Va. Code § 40.1-29 et seq., Virginia statutory provisions regarding occupational safety and health- Va. Code§ 40.1-49.3 et seq., Virginia Code§ 8.01-40 regarding unauthorized use of name or picture of any person, Virginia Code § 40.1-27 regarding preventing employment by others of former employee, Virginia Code § 40.1-27.1 regarding discharge of employee for absence due to work-related injury, Virginia Code§ 40.1-27.3 regarding prohibition of retaliatory action against employee, Virginia Code § 40.1-28 regarding payment for medical examination as condition of employment, Virginia Code § 40.1-28.7:1 regarding genetic testing or genetic characteristics as a condition of employment, Virginia Code § 40.1-28.7:2 regarding protection of crime victims’ rights in employment, Virginia Code § 40.1-28.7:5 regarding social media accounts, Virginia Code § 40.1-28.7:7 regarding the misclassification of workers, Virginia Code§ 40.1-28.7:9 regarding the prohibition on limiting the sharing of wage information with other persons, Virginia Code § 40.1- 51.4:3 regarding use of certain questions on polygraph tests, Virginia Code § 18.2- 465.1 regarding protection of court witnesses’ and jurors’ rights in employment, Virginia Code § 34-29, prohibiting discharge based on single indebtedness, Virginia Code § 44-98, prohibiting interference with employment of members of Virginia National Guard, Virginia Defense Force, or naval militia, Virginia Code §§ 18.2-499 and 500 (the Virginia statutory conspiracy statutes), the Virginia statutory provisions regarding Covenants Not To Compete For Low-Wage Employees - Va. Code§ 40.1- 28.7:8, the U.S. Patriot Act, the Sarbanes-Oxley Act of 2002, Dodd-Frank Wall Street Reform and Consumer Protection Act, and any other federal, state or local civil rights, disability, age, discrimination, retaliation or labor law, or any theory of contract, criminal, arbitral or tort law. This general release excludes any claims or rights that cannot be waived by law.

(b)	In exchange for the payments, promises, and other forms of consideration provided for in this Agreement, Employer knowingly and voluntarily releases and forever discharges Employee from any and all claims, causes of action, arbitrations, and demands, whether known or unknown, which Employer could bring or has brought and which were based on alleged acts, events, or omissions occurring up to and including the date of Employer’s signature and execution of this Agreement. Without limiting the foregoing, Employer hereby releases the following claims against Employee on acts, events, or omissions occurring up to and including the date Employer’s signature and execution of this Agreement: (i) any and all claims or causes of action which were, or could have been, asserted in any legal proceeding by Employer; (ii) any and all claims based on, or arising out of, Employee’s employment with Employer; and (iii) all claims for costs, fees, or other expenses, including attorneys’ fees, incurred in connection to legal representation preceding or in preparation of this Agreement or any other relevant matter; and (iv) all common law and statutory claims including, but not limited to, claims for tortious interference with business relations; tortious interference with contract; breach of contract; breach of the covenant of good faith and fair dealing; promissory estoppel; misrepresentation; defamation; slander; libel; tort; assault; battery; negligence; intentional or negligent infliction of emotional distress; duress; fraud; or violation of public policy.

(c)	This Agreement is intended as a full settlement and compromise of each, every, and all claims of every kind and nature, whether known or unknown, actual or contingent, asserted or unasserted, arising under common law, statutory law, or otherwise, and no claim of any sort is reserved. Other than the payments and benefits set forth in this Agreement and the Executive Agreement, there are no other sums or benefits payable to Employee by the Released Parties.

(d)	Employee acknowledges that he has not commenced and agrees not to institute or be represented as a party, whether on an individual basis or in a class or collective action, in any lawsuit, claim, complaint, action, or other proceeding against or involving any Released Party with any administrative agency, regulatory, judicial, or other forum, under any federal, state, or local laws, rules, or regulations based upon any act or omission occurring up to and including the date upon which this Agreement is fully executed and he shall not seek to accept any award or settlement from any such source or proceeding. In the event that Employee institutes, is a party to, or is a member of a class that institutes any such action, his claims shall be dismissed or class membership terminated with prejudice immediately upon presentation of this Agreement. This Agreement does not affect Employee’s right to file a charge with the Equal Employment Opportunity Commission (“EEOC”) or any similar state or local agency, or to participate or cooperate in any investigation conducted by the EEOC or any similar state or local agency, but Employee acknowledges that he is not entitled to any other monies other than those payments described and provided in this Agreement.

(e)	Nothing in this Agreement precludes Employee from exercising rights under Section 7 of the National Labor Relations Act to engage in concerted activity with other employees or from filing a charge or complaint with, reporting possible violations of law or regulation to, communicating with or providing information to, or otherwise testifying, participating, or cooperating in an investigation or proceeding by the EEOC, the U.S. Securities and Exchange Commission, the U.S. Department of Labor, the U.S. Department of Justice, Congress, any agency Inspector General or other governmental agency or regulatory authority, or making other disclosures that are protected under the whistleblower provisions of federal, state, or local law regarding which Employee may have relevant knowledge or information. Employee agrees, however, to waive Employee’s right to monetary or other recovery should any claim be pursued with the foregoing government entities or agencies on Employee’s behalf arising out of or related to Employee’s employment with and/or separation from Employer, except that Employee is not prohibited from seeking or obtaining a payment or award from a governmental agency for information provided to the governmental agency.

5.	Non-Disparagement. Neither party will disclose to the public or any person, any false or misleading information, any information that reflects negatively upon or otherwise disparages the other party or which may harm the reputation of the other party including, but not limited to, any statements that disparage any product, service, capability, or any other aspect of the other party, including, without limitation, via social media.

6.	Confidentiality and Invention Assignment Agreement. It is a material condition of this Agreement that Employee continue to abide by the Confidentiality and Invention Assignment Agreement between Employer and Employee that was executed by Employee on January 23, 2022.

7.	No Admission of Liability. This Agreement is not an admission by Employer of any liability. Employer specifically denies and disclaims any injury to any person.

8.	Confidentiality of Agreement. Employee agrees that Employee will maintain the confidentiality of this Agreement, and will not disclose in any fashion either the content of this Agreement, the amount of consideration provided to Employee, and/or the substance or content of discussions involved in reaching this Agreement; provided, however, that Employee may disclose this Agreement in confidence to Employee’s immediate family, tax advisor and attorney, federal or state taxing authorities, or pursuant to a subpoena or order of a court of competent jurisdiction, or to the Securities and Exchange Commission, Occupational Health and Safety Administration, EEOC, or National Labor Relations Board to the extent such disclosures are permitted by law.

9.	Cooperation. Employee agrees to cooperate with Employer with respect to any past, present or future legal matters that relate to or arise out of Employee’s employment or engagement with Employer, or in the event that any claim or action is brought against Employer concerning which Employee may have knowledge or information. Employee’s cooperation may take the form of, among other things, Employee making himself reasonably available for interviews by Employer’s counsel, providing copies of any relevant documents Employee may have, and preparing to testify and testifying at depositions, informal and formal hearings, and trials. Such cooperation should not adversely interfere with any future positions Employee may obtain. Nothing in the Agreement shall be construed to prohibit Employee from cooperating with and participating in any investigation by or action taken by federal, state, or local administrative agencies, regulatory agencies, or law enforcement agencies. Furthermore, Employee’s cooperation with and participation in any investigation by, or action taken by, federal, state or local administrative agencies, regulatory agencies, or law enforcement agencies will not violate any provision of this Agreement.

10.	Representation. Employee acknowledges and represents that Employee has not suffered any job-related wrongs or injuries, such as any type of discrimination or workplace injury, for which Employee might still be entitled to compensation or relief now or in the future. Employee understands that Employer in the future may improve employee benefits or pay, as well as understands that Employee’s old job may be refilled. Employee has not been told that Employer or any Released Party ever will employ Employee in the future.

11.	No Introduction. The parties agree that this Agreement may not be introduced in any proceeding, except to establish the settlement and release, the breach of this Agreement, or as may be required by law or judicial directive.

12.	Complete Agreement. This Agreement together with the Executive Agreement embodies the complete understanding and agreement of the parties relating to Employee’s service with Employer and any claims or future rights that Employee might have with respect to Employer.

13.	Amendments. This Agreement may be amended only by a written agreement signed by both Employer and Employee.

14.	Severability. If any term or provision of this Agreement, or the application thereof to any person or circumstances, will to any extent be held invalid or unenforceable, the remainder of this Agreement, or the application of such terms to persons or circumstances other than those as to which it is invalid or unenforceable, will not be affected thereby, and each term of this Agreement will be valid and enforceable to the fullest extent permitted by law.

15.	Jurisdiction, Fees, and Controlling Law. Any dispute arising out of this Agreement, including any claim for breach of this Agreement, will be governed by the law of the State of New York, without reference to any choice of law rules that may cause the application of the law of any other jurisdiction. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by binding arbitration administered in New York, New York by the American Arbitration Association in accordance with its Employment Arbitration Rules and Mediation Procedures, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The parties acknowledge and agree that any judgment rendered by the arbitrator(s) shall be strictly confidential and subject to the confidentiality obligations contained herein. This agreement does not include any claim or claims that cannot be arbitrated under applicable law. This Section 15 expressly excludes claims for temporary, preliminary, or emergency injunctive relief to preserve the status quo prior to and/or in aid of arbitration. In the event arbitration is commenced Employer shall be responsible for all initial filing fees. Except with respect to such initial filing fees, the parties shall equally divide all of the arbitrators’ fees and any additional administrative fees unique to arbitration. For other fees and costs that are an ordinary part of litigation/arbitration, the parties will pay for their own fees and costs to the extent they would be required to do so in a court of law. The prevailing party will be entitled to obtain reimbursement of all outside counsel attorneys’ fees and costs actually and reasonably incurred in connection with the prosecution of any breach of this Agreement. For purposes of this Section 15, a party shall not be deemed the prevailing party until any underlying arbitration award is confirmed in a court of competent jurisdiction and any appeals process has been exhausted.

16.	Successors and Assigns. The rights of each party under this Agreement will inure to the benefit of any and all of its heirs, estates, successors, assigns, parent companies, sister companies, subsidiaries and affiliated corporations, and their respective heirs, estates, successors, assigns, representatives, agents, officers, directors, attorneys, and employees.

17.	Competency to Contract. Each party represents and warrants that it is fully competent to enter into this Agreement; that each party has read this Agreement and fully understands its meaning; that each party has had an opportunity to consult with an attorney prior to executing this Agreement; that each party knowingly and voluntarily enters into this Agreement; and each party and that each party agrees to comply with its terms and conditions.

18.	Notices. All notices under this Agreement must be given in writing by e-mail at the following addresses: (i) to Employer: [*] and (ii) to Employee: [*].

19.	Section 409A. This Agreement is intended to be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. To the extent required under Section 409A, any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination constitutes a “separation from service” under Section 409A.

20.	Counterparts. This Agreement may be executed in any number of counterparts and such counterparts may be obtained by PDF, e-mail, or facsimile transmission, each of which taken together will constitute one and the same instrument.

BY SIGNING THIS AGREEMENT AND GENERAL RELEASE, YOU GIVE UP AND WAIVE IMPORTANT LEGAL RIGHTS AND AGREE THAT YOU READ IT AND UNDERSTAND IT. YOU FURTHER AGREE THAT YOU HAVE KNOWINGLY AND VOLUNTARILY SIGNED THIS AGREEMENT AND GENERAL RELEASE.

THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AGAINST YOUR EMPLOYER, INCLUDING, BUT NOT LIMITED TO, CLAIMS UNDER THE FEDERAL AGE DISCRIMINATION IN EMPLOYMENT ACT AND APPLICABLE STATE AND MUNICIPAL AGE DISCRIMINATION LAWS. YOU SHOULD THOROUGHLY REVIEW AND UNDERSTAND THE TERMS, CONDITIONS, AND EFFECT OF THIS GENERAL RELEASE. YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND GENERAL RELEASE.

[Signature Page to Follow]

IN WITNESS WHEREOF, Employee and Employer each has executed this Agreement as of the date indicated immediately below each signature.

/s/ Matthew Shatzkes
Matthew Shatzkes

July 27, 2023
Date

Aditxt, Inc.

/s/ Amro Albanna
Co-Founder and Chief Executive Officer

July 27, 2023
Date

[Signature Page to Separation Agreement and General Release]